Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-3, of our auditor’s report dated December 13, 2024, with respect to the consolidated financial statements of Edesa Biotech, Inc. and its subsidiaries as at September 30, 2024 and 2023 and for each of the years in the two year period ended September 30, 2024, as included in the Annual Report on Form 10-K of Edesa Biotech, Inc. for the year ended September 30, 2024, as filed with the United States Securities and Exchange Commission.

We also consent to the reference to our firm under the heading “Experts” in the Form S-3.

Chartered Professional Accountants

Licensed Public Accountants

July 25, 2025

Toronto, Canada